Exhibit 99.1
International Headquarters
One Enterprise Aliso Viejo, CA 92656
949.461.6000 FAX 949.461.6636
Contact:
Laurie W. Little, Valeant Pharmaceuticals
949-461-6002
laurie.little@valeant.com
VALEANT PHARMACEUTICALS REPORTS ENCOURAGING FINAL RESULTS
WITH TARIBAVIRIN PHASE IIB STUDY
     ALISO VIEJO, Calif., June 1, 2009 – Valeant Pharmaceuticals International (NYSE:VRX) today reported final results for its Phase IIb dose-finding clinical trial for taribavirin, a prodrug of ribavirin which is in development for the treatment of chronic hepatitis C in conjunction with a pegylated interferon. The study in treatment naïve genotype 1 infected subjects was of standard design, consisting of 48 weeks of treatment with a 24-week follow-up period. It explored three weight-based doses of taribavirin: 20 mg/kg, 25 mg/kg and 30 mg/kg vs. ribavirin 800-1400 mg/day. Throughout the 72-week trial, all doses of taribavirin demonstrated comparable efficacy (sustained virologic response (SVR)) to ribavirin with consistently lower levels of anemia. In addition, relapse rates in the 25 mg/kg and 30 mg/kg arms were comparable with the ribavirin arm; supporting the premise that higher dose weight-based taribavirin may be as effective as weight based ribavirin. Valeant plans to present the full final data at the American Association for the Study of Liver Disease (AASLD) later this year.
     “The final results of this Phase II study are promising and imply that comparable efficacy with taribavirin can be achieved when compared to ribavirin,” stated Fred Poordad, M.D., Chief of Hepatology at the Center for Liver Disease and Transplantation, Cedars-Sinai Medical Center, Los Angeles, CA. “As is known for ribavirin, low doses are associated with a high relapse rate and, except for the lowest dose with taribavirin, relapse rates are also comparable to ribavirin. The safety of this ribavirin analog is of particular relevance in the evolving era of small molecule therapies as anemia appears to be more problematic.”
     “We are very pleased with the results from this dose finding study which confirms that taribavirin could replace ribavirin as a cornerstone in the treatment of hepatitis C, but with the advantage of less anemia,” said J. Michael Pearson, chairman and chief executive officer. “These encouraging results, coupled with Schering-Plough’s option agreement for a license in Japan, could offer new alternatives for patients suffering from this disease and we will continue to pursue additional licensing and partnering opportunities in order to maximize this compound’s potential.”
     The most common adverse events during treatment were fatigue, nausea, flu-like symptoms, headache and diarrhea. The incidence rates for these adverse events among treatment arms were generally comparable except with respect to diarrhea, where incidence of diarrhea was approximately twice as common in patients receiving taribavirin compared to patients receiving ribavirin. However, the diarrhea was generally mild and not treatment limiting for taribavirin or ribavirin patients.

About Taribavirin
     Taribavirin is an investigational compound that has not been found by the Food and Drug Administration (FDA) or any other regulatory agency to be safe or effective in the diagnosis, mitigation, treatment or cure of any disease or illness. It may not be sold or promoted in the United States unless and until approved for marketing by the FDA. Similar restrictions apply in other countries.
About Study 204
     The Phase IIb trial is a U.S. multi-center, randomized, parallel, open-label study in 278 treatment-naïve, genotype 1 patients evaluating taribavirin at weight-based doses of 20 mg/kg, 25 mg/kg, and 30 mg/kg per day in combination with pegylated interferon alfa-2b. The control group was administered weight-based dose ribavirin (800/1000/1200/1400mg daily) and pegylated interferon alfa-2b. Overall treatment duration is 48 weeks with a post-treatment follow-up period of 24 weeks.
     In the Phase IIb study (previously disclosed as Study 204), 278 treatment naïve, genotype 1 patients were randomized with the following patient demographics: mean age 48.8 yr, 61.1% male, 30% African-American or Latino, 80.7% viral load ≥400,000 IU/mL and 82.1 kg mean weight.
About Valeant
     Valeant Pharmaceuticals International (NYSE: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
FORWARD-LOOKING STATEMENTS
     This press release contains forward-looking statements, including, but not limited to, statements regarding the potential for taribavirin in the treatment of hepatitis C, the continuing role of ribavirin or taribavirin in the treatment of hepatitis C and our ability to successfully pursue partnering opportunities for taribavirin, that are based on management’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to the clinical development of new products, regulatory approval processes, that results from week 72 in the phase IIb clinical trial are not necessarily predictive of results in a phase III trial, our ability to successfully pursue partnering opportunities for taribavirin, and other risks as set forth under the caption Risk Factors in the company’s most recent annual or quarterly report filed with the SEC, which factors are incorporated herein by reference. The company cautions the reader that these factors, as well as other factors described in its SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. The company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this press release. The company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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